Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Chairman of the Board to Retire in 2004

Whiteville, N.C. – July 26, 2004

Michael K. Jones, Chairman of the Board of Directors of Waccamaw Bankshares, Inc. announced his retirement today stating, “I have appreciated deeply the honor of being chosen founding chairman, as well as continuing in that role since the bank’s inception. This would not have been possible without the total support of the entire Board of Directors.” Jones went on to add, “This has been a difficult decision and compares in magnitude to a similar decision I made 5 years ago when I chose to reposition assets of the 40-store Jones chain at a time when that company had completed the two most successful years in its history. I am looking forward to spending more time with my family, especially my wife, Carolyn, who has totally supported me in all the long days of retailing as well as countless evening meetings in volunteer organizations and banking.

This is the right time for me and the bank to make this move. I began this journey in banking almost 8 years ago with a fine group of men and women. Waccamaw has been an integral part of my life during this time and I will surely miss the relationships with the staff, directors, stockholders and customers.”

In addition to his successful retail business, Jones, a 54 year old native of Columbus County, N.C., also has several other business interests in the Columbus County and Horry County S.C. areas. He earned his bachelor’s degree in Business Administration at East Carolina University and completed the N.C. Bank Directors College in 2000.

Since the bank’s inception in 1997, Mr. Jones has been a capable and energetic leader. Under his leadership, the bank has expanded into 3 counties, with 6 branches to serve local communities with a full range of consumer, commercial and mortgage loans, as well as full service investments and insurance through its subsidiary, Waccamaw Financial Services. In 2001, the holding company, Waccamaw Bankshares, Inc. was formed and the company’s stock began trading on the NASDAQ Small Capital Markets in March of 2003. A purchase of $1,000 in Waccamaw Bank stock in 1997 would have a market value of $6,324 based on the closing price last Friday.

Jim Graham, President and CEO stated, “Mike was instrumental in creating a great vision for this bank and worked tirelessly to achieve that vision. His insight and many talents contributed greatly to the success achieved by Waccamaw. He may be retiring from our board but the legacy of his leadership will undoubtedly endure.”

Vice-Chairman Alan Thompson stated, “Without a doubt, Mike has been a diligent and exceptional chairman and I am proud to have served with him. The board congratulates Mike on his accomplishments and we wish him well in his retirement.”

With over $220 million in assets as of June 30, 2004, Waccamaw Bankshares reported profits of $1,160,813 for the first six months of 2004. Earlier this year, Waccamaw was listed by U. S. Banker magazine as number 144 of America’s top 200 publicly traded Community Banks ranked using a three year average return on shareholders equity. The News and Observer of Raleigh also listed Waccamaw Bankshares as number 78 on the papers list of North Carolina’s top 100 public companies. Waccamaw Bank is the primary operating subsidiary of Waccamaw Bankshares and currently operates offices in Whiteville, Chadbourn, Tabor City, Shallotte, Holden Beach and Wilmington, N.C.